ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings

April 26, 2006
4:00 pm CT

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Welcome to the AltiGen Communication Second Quarter 2006 Earnings Conference. During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in a Q&A session. At that time, if you should have a question, you will press the star then 1 on your touchtone phone to register for a question. As a reminder, this conference is being recorded on April 26, 2006.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

I would now like to turn the program over to Quynh Nguyen of Financial Dynamics. Go ahead please.

Quynh Nguyen:  Thank you operator and good afternoon everyone. I’m joined today by Gilbert Hu, President and Chief Executive Officer, and Phil McDermott, Chief Financial Officer of AltiGen Communications.

Earlier this afternoon, the company issued a release reporting financial results for its fiscal second quarter 2006 results ended March 31, 2006. This release can be accessed from the Investor Relations Section of AltiGen’s Web site at AltiGen.Com.

For reference, we have arranged for a taped replay of this call which may be accessed by phone. This replay will take place approximately 1 hour after the call’s conclusion today, and will be available for 7 days. The dial-in access number for this replay is 402-220-1189.

Once again, the number is 402-220-1189. This call is also being Web cast live with the Web replay also available. This may both be accessed, again, from the Investors Relations Section of AltiGen’s Web site.

Before we begin, I’d like to make a brief statement regarding forward looking remarks.

The call today contains forward-looking information regarding future events and the future financial performance of the company. We wish to caution you that such statements are just predictions, and actual results may differ materially as a result of risks and uncertainties that pertain to our business.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

We refer you to the documents the company files periodically with the SEC. Specifically, the company’s most recent quarterly report on Form 10 Q for the period ended December 31, 2005 and it’s annual report on Form 10 K for the year ended December 30, 2005 as well as to Safe Harbor statement in the press release the company issued today.

These documents contained important risk factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. AltiGen assumes no obligation to revise any forward-looking information contained in today’s call.

Now, it is my pleasure to turn the call over to Gilbert Hu, President and CEO of AltiGen. Gilbert?

Gilbert Hu:        Thank you, Quynh. Good afternoon everyone, and thank you for joining us today to discuss AltiGen’s Fiscal Second Quarter 2006 Results.

We’re pleased to report that in fiscal second quarter 2006, we have continued to execute on our strategy, posting solid results during a seasonally soft period. For the fiscal second quarter of 2006, we posted revenue of 4.2 million compared to 2.8 million a year ago and only a slight decline from our fiscal first quarter revenue of 4.4 million.

Our solid sales execution during the quarter along with our mature products, set us up for continuing to deliver on our objective throughout the remainder of 2006.

Non-GAAP net income during the quarter was 57,000, which excludes the impact of stock options expense.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Phil will provide further detail on this topic. I would like to begin this quarter’s call by reviewing some of the key progress AltiGen has made this quarter; key strategies as well as some product updates.

Phil will follow with the presentation of our financial details after which we will open with the call to Q&A.

First, our units in volume grew 44% over same quarter last year, although this large percentage increase is compared with a particularly week second quarter last year. This increase thus underscore our success in furthering the penetration in the (S&B) market. Moreover, our first half 2006 (unintelligible) also grew 44% over first half of fiscal 2005.

Second, we have - we stated our strategy of focusing on select verticals and identify the banking vertical in natural selection for AltiGen’s initial effort in this objective.

Regional community banks with multiple locations have a great need for seamless, reliable, and cost effective (IP phone) systems in (cost engines).

In fact, it’s actually IP architecture underscores income (parity) at advantage of AltiGen’s real IP offering. And we are pleased we - we have had success in the vertical during the first half of fiscal 2006.

We continue to penetrate this lucrative vertical with customer wins at flow rate of capital bank, (unintelligible) Bank in Pennsylvania among others during the March quarter.

In addition, we continue to work with potential honor in this segment to help accelerate our progress in this vertical. We expect that if we continue to gain traction in this vertical, we will begin to explore the opportunities available in other vertical segments.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Third, our geographical strategy is to extend a worldwide reach. While our initial focus has been in Asia, we’re now seeing some increased activity in Europe as well particularly in UK where we have our focus right now. We’re seeing revenue increase in UK and expect it to sustain.

Revenue in Asia decrease slightly during the second quarter due to normal seasonality. However, we believe we have solid momentum going into the third quarter and believe we are on track to achieve our goal of gaining 30% revenue growth in fiscal 2006.

The pilot installation Japan mentioned in previous quarters have helped us identify and resolve various technical difficulties and we are now in the process of getting documentation and training material and starting the dealer recruiting effort.

Fourth, we have made it a goal to enhance our customer experience in order to capture additional sales in multisite opportunities.

During the March quarter, we gained traction in this area and has 85 multisite installations up from 31 a year ago. This effort is assisted by out-banking vertical strategy as banks are typically multisite by nature.

We believe AltiGen has the most robust cost effective system for the (S&B) market and we have the ability to win customer over larger IP players in this segment.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

On the multisite installations we are strongest where customers have less than 10 sites. One example of our customer experience with multisite installation is our (unintelligible) (water park) customers, the fast-growing, independent owner of (water park) in the US.

After (riding) our pilot AltiGen system at its manufacturing site within five days with no service disruption and greater enhanced functionality, (unintelligible) worked with AltiGen to develop company-wide deployment with 580 extensions across far locations.

The (unintelligible) (water park) example provides evidence of our ability to win over larger IP players. In this example, we were able to win over larger competitors due to the following factors.

First, offering a lower cost product with high functionality. Second, the ability to allow for self-administration and management. Third, utilizing and integrating call center with IT phone system. Fourth, the ability to mix analogue phones with new IT technology across a single system.

These are the most important competitive advantage we have over our larger competitors and we intend to aggressively pursue these multisite opportunities.

Finally, we have been on the threshold of consistent profitability and we anticipate AltiGen’s profitability will be (cemented) in fiscal 2006 and maintain our previously stated guidance of 20% growth.

Moving quickly to a short product update, our Version 5.0 software has been in the market for closer two years and has proven to be the most robust feature-rich version in our company’s history. We expect to (build upon our success) at 5.0 and bring to market branch office for the later this year that we believe will further help with our push into potential customers with geographically (unintelligible) branch offices.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Since the IT 7-10 began shipping at October the product is rapidly gaining popularity and has been praised for its price performance value. We have successfully feel the initial demand for the 7-10 as customers have transitioned from the older 600 series IT form and have no access inventory to date.

Additionally, since feeling the initial cash of demand we have been able to be able more cost effective in anticipating the supply volume requirement which will help us in planning a more cost effective production process.

The (other fund) manager or (ACM) continues to perform well in the market. The number of license fees increase sequentially, which (unintelligible) the sales among of each season.

Sales were up from our first quarter and we will continue to see the market with our (ACM) product and promote a very powerful cost effective call center solution to our customer.

With that, I will now like to turn the call over to (Phil) for details on our financials.

Phil?

Phil McDermott: Thank you Gilbert and good afternoon everyone. I would like to start with the income statement.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Revenue for the second quarter of fiscal 2006 was 4.2 million compared to 2.8 million a year ago and 4.4 million in the previous quarter.

Gross margins for the quarter at 53.6% was down slightly from 54.2% in the previous quarter due to product mix for the most part.

We continue to be consistent with our expectations of gross margins in the mid-50s looking forward, assuming a normal mix of smaller and larger systems.

Operating expenses as a percentage of revenue at 58% was down from 61% in the previous period. In absolute dollars operating expenses at 2.4 million were down from 2.7 million last quarter. The major drop was in the SG&A area.

SG&A expenses for the second quarter were 1.5 million down from 1.8 million in the prior quarter, and 37% of revenue for the second quarter compared to 40% for the prior quarter. The major factors were lower stock base compensation, bad debt expense pickup and lower marketing spending in the quarter.

R&D expenses for the second quarter at .9 million were at 21% of revenue was virtually the same with the prior quarter. Beginning October 1, 2005, the company adopted the statement of financial accounting standards number 123 R which require the expensing of equity compensation programs.

As such, net loss for the second quarter including the effects of FAS 123 R was 110,000 or a penny per share.

Excluding the effects of stock option expenses, non-GAAP net profit for the second quarter was 57,000 or 0 penny per share; and compares to a net loss of 858,000 or 6 cents per share a year ago and a net profit of 42,000 or zero penny per share in the previous quarter.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Moving on to the balance sheet, we closed the quarter with 9.3 million in cash and short term investments with no long-term debt, no change from the previous quarter.

Inventory at the end of the second quarter was 1.6 million compared to 1.3 million in the prior quarter. The major increase comes from higher inventory in the channel an increased work in progress.

Net account receivable at 2.2 million decreased from 2.3 million in the prior quarter and DSO at 47 days compares with 45 days last quarter.

With that, I would like to turn the call back to Gilbert.

Gilbert Hu:        Thank you Phil.

As you can see, our financial condition is strong and with a robust and complete (unintelligible) exciting phase for the company. To review our key objective how to focus on select vertical market extend our geographical reach, continually improve the customer experience and achieve consistent profitable growth.

The positive development in our core S&B market gives us optimism in our ability to grow in existing and new market which we are working very hard and moving quickly to capitalize upon.

This momentum has been positive in the first half of fiscal 2006 and business activity going into the second half of fiscal 2006 if solid.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Now, at this time, I would like to turn the call over to the operator for any questions you may have.

Operator?

Conference Coordinator: Thank you.

At this time, if you would like to ask a question, please press the star then 1 on your touchtone phone. Again, the star then 1 to ask a question. We will just pause momentarily for questions to queue.

We’ll take our first question from Orin Hirschman of AIGH Investments. Go ahead, please.

Orin Hirschman:     Hi, how are you?

Man:           Good, how are you?

Orin Hirschman:
Good. You know, base on all (unintelligible) things that are happening, and I'm kind of curious why the growth rate is still kind of towards maybe the lower end of what you would hope 20% to 30%, you  know, what’s making you putting a note of caution on there, you’re just trying to be conservative (unintelligible).

Gilbert Hu:
Well, March quarter typically up fully - pretty (slow) quarter for the company. In the past 3 to 4 years, we always have at least 10% deep sequentially and this quarter we accurately achieved pretty solid results. We don’t only saw the sequential 5% (unintelligible) and we achieved about 49% growth over the same quarter last year. Looking forward actually, I (unintelligible) the strong (unintelligible) and perhaps fiscal 2006, you proved to be even more interesting than the first half of 2006.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Orin Hirschman:     Okay, I'm going to let other people ask. Thank you.

Conference Coordinator: Thank you.

Our next question comes from (Casey Stern) of (unintelligible).

(Casey Stern):	Hi. Gilbert, on your last call you announced that you’re actively seeking partnerships that would increase the company sales, can you give us an update as to what’s happening along those lines?

Gilbert Hu:
Yeah, we actually continue to work with (Poners). We actually have saw some units due to the working relations with (Al Poners). Just at this point we don’t have any contract signed. Therefore, it’s not, I guess appropriate for us to make any public announcement but I’d like to stress that the progress has been made and we have saw some units because of the working relations with (Al Poners).

(Casey Stern):	Can you be a little bit more specific in terms of, you know, how many sales were made and if you think that could be announced, some announcements in the, in this fiscal year?

Gilbert Hu:
I - frankly, I cannot be sure when the announcement can be made, you know, at one point we saw the announcement can be (imminent) but as we are working with other company that they are uncomfortable factor, they have their internal requirement so on and so fort.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

For us, what’s important is that the working relationship is there and we have begin to saw some unit through the partnership, so that’s important to us and whenever it becomes appropriate now we have contract then we obviously will be making proper announcements.

(Casey Stern):	Can you tell us how many sales were done with some of these partners?

Gilbert Hu:	We have a couple of pilot installations. That’s basically so far. Those are real sales, you know, we collect revenue from that.

(Casey Stern):	Okay, thank you.

Conference Coordinator: Thank you.

Again, if you would like to ask a question, please press the star then 1 on your touchtone phone.

And we will just pause momentarily for any questions to queue.

We will take our next question from (Doug Birmingham) of (eSoft). Go ahead, please.

(Doug Birmingham):	Gilbert, Phil, hi.

Could you give me a little more information regarding Japan? I didn’t quite catch what you said?

Gilbert Hu:	Okay.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

Japan we have some pilot installations last quarter and as a result we did find some technical issues that we have to address and we did that and as the result we did find some technical issues that we have to address and we did that and that is now behind us so we are ready to move on to the next stage which is to get ready, get the documentation ready getting the training material ready and we’re beginning the recruiting effort.

(Doug Birmingham):	When you say technical, can you give me a little more information? What exactly does that mean?

Gilbert Hu:	For instance, you know, our (unintelligible) display, for example, you know, some customer we got it to not good enough, you know, it’s not - the clarity is not good enough.

Japanese customers, they are very, very - maybe picky is not the right word but they are very careful in the product they choose to work with and their demand for quarter is very high.

(Doug Birmingham):	So, I might understand that you’re now ready to make sales in Japan, are there still, you know, more issues that have to be dealt with?

Gilbert Hu:	We are ready to make sales. Actually we have, although it’s not significant but, you know, we have made sales in Japan.

(Doug Birmingham):	Okay, you mentioned the UK and that you saw, you know, increase demand in the UK and you expect to be able to sustain that increased market penetration. What evidence do you have to be able to make that statement? Did you expect to be able to sustain it? Or do you have a pipeline, you know, give us a little more information.

Gilbert Hu:	Yes, we do have some pipeline and the reason we were willing to say that we believe we can sustain because of the pipeline and also because of the partnership.

(Doug Birmingham):	Okay.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

You made a statement on the last conference call. You’re making the statement again. So I'm going to ask that you give us a little more clarity and you talked about verticals, you talked about obviously the banking vertical, you had some success and you referenced the fact that you’re looking at additional verticals.

Yet on the last call, when I asked you this question, you said that you weren’t ready to pursue other verticals until you had, you know, fully developed the banking vertical.

I have to say at this point I'm confused you have made two statements on both conference calls, yet you seem to be unwilling to back it up with examples of these other verticals that you’re talking about.

Gilbert Hu:
I don’t think we have waiver from the statement that we made, you know, in the last quarter, we continue to say that, we are not going to jump into the secondary vertical on queue. We feel, you know, we have achieved just assessing the banking vertical.

(Doug Birmingham):	Would that make more sense, Gilbert, to wait until you’ve achieved success in the banking vertical to begin talking about the next vertical? What are you accomplishing by talking about it on a conference call and making a public statement if you’re unwilling to provide more information?

Gilbert Hu:	No, we’re basically saying, you know, thinking vertical is not the only vertical, we intend to address. What we’re saying is that vertical strategy, you know, going up to vertical has become a very important of the company strategy, that’s basically the message that we’re trying to convey here.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

And we’re also saying, by saying that after we feel we have success in the banking vertical, we are going to be looking at secondary vertical. We are basically saying we’re not limiting our sales to one vertical.

(Doug Birmingham):
It’s a hollow statement Gilbert. That’s my point. There is no point in making that statement unless you're prepared to talk about it in greater detail. You did the same thing on last conference call. You’ve made a statement again on this conference call, you said it in writing, and I don’t understand, you know, the motivation.

Gilbert Hu:	Well, I have just stated why we say that and I appreciate your input.

(Doug Birmingham):	What you just said is that you’re only interested in looking at additional verticals once you have become satisfied with the banking vertical and you’re saying that you’re not yet satisfied with the banking vertical; so by deduction, you’re not ready to enter new verticals. Well, am I missing something here?

Gilbert Hu:	No, I think what you’re missing is that - yes, you’re right, you know, we are not going to jump into other verticals before we achieved some success in banking, okay, because it would be unwise to default (unintelligible) before we achieve some fully success in the first banking.

But in this quarter’s payment, what we’re trying to say is pursuing vertical is an important strategy of ours and we are not limiting our sales to only banking.

ALTIGEN COMMUNICATIONS
Second Quarter 2006 Earnings
Moderator: Jason Golz
04-26-06/4:00 pm CT

(Doug Birmingham):	When would you expect to pursue these additional verticals?

Gilbert Hu:	I don’t have a number right now.

(Doug Birmingham):	Okay.

Do me a favor, in the future, please don’t make these types of statements, if you know…

Gilbert Hu:	Okay.

I appreciate your input; but we are trying to convey some matches to the general shareholder base, you know. If you don’t take that additional messages we’re trying to convey, I understand that.

Quynh Nguyen:	(Doug), thank you for your question.

Conference Coordinator: Thank you.

Again, if you would like to ask a question - go ahead please.

Quynh Nguyen:	I just want to say, I was going to thank (Doug Birmingham) for his question. Ask for the next question please, operator.

Conference Coordinator: Yes.

Again if you would like to ask a question, please press the star then 1 on your touchtone phone. Again, the star and 1 to ask a question and we will just pause momentarily for any more questions to queue.

This does conclude our Q&A session. I’ll go ahead and turn it back over to our moderators for closing remarks.

Gilbert Hu:	Thank you all for joining us today. For anyone who has further questions, please contact Quynh Nguyen of Investor Relations at 415-439-4516

Have a good evening.

Conference Coordinator:	This does conclude today’s teleconference, you may disconnect at anytime.

Your teleconference has concluded; you may disconnect your lines at anytime. Thank you for your participation.